AMENDMENT TO

MARCH 21, 2006 AGREEMENT

BETWEEN SURE TRACE SECURITY CORPORATION

AND DANIEL M. FASANO

This Amendment to the March 21, 2006 Agreement between Sure Trace Security Corporation (“SSTY”) and Daniel M. Fasano (the “Amendment”) is entered this 4th day of January 2007 (the “Effective Date”) by and between: (1) TRUE PRODUCT ID, INC., formerly known as OnTV, Inc. (“TPID”); (2) SURE TRACE SECURITY CORPORATION (“SSTY”); and (3) DANIEL M. FASANO (“Fasano”).

TPID, SSTY, and Fasano are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

RECITALS

WHEREAS, Fasano was the President of OnTV, Inc. prior to SSTY’s acquisition of the controlling block of shares of OnTV, Inc. and associated transactions in March 2006 (collectively, the “ONTV Acquisition”).  Fasano was the holder of 20,000 shares of Series A Preferred Stock of OnTV, Inc.;

WHEREAS, on March 21, 2006, SSTY and Fasano entered into an Agreement to Purchase Shares of Series A Preferred Stock (the “March 21, 2006 SSTY-Fasano Agreement”), a copy of which is attached to OnTV, Inc.’s March 24, 2006 Form 8-K filing;

WHEREAS, pursuant to the March 21, 2006 SSTY-Fasano Agreement, SSTY agreed to make certain monthly payments to Fasano. Pursuant to Paragraph 5 of the March 21, 2006 SSTY-Fasano Agreement, in the event that any payment was not received when due and SSTY failed to cure its default within five days of written notice of default:

•

All payments required by March 21, 2006 SSTY-Fasano Agreement would be immediately due and payable;

•

The unpaid amount of the  $500,000 purchase price would bear interest at 10% per year; and

•

Fasano would be entitled to all costs of collection, including reasonable attorney's fees.

WHEREAS, as early as May 2006, SSTY failed to timely make payments to Fasano in default of the March 21, 2006 SSTY-Fasano Agreement, thereby causing all payments under the March 21, 2006 SSTY-Fasano Agreement to be immediately due and payable;

WHEREAS, as of the Effective Date, SSTY owed Fasano more than US$370,000, excluding certain penalties and interest. (The total amount owed by SSTY to Fasano arising from the ONTV Acquisition is hereinafter collectively referred to as the “Prior SSTY Owed Balance”);

WHEREAS, in May 2006, SSTY agreed to issue to Fasano Six Million (6,000,000) restricted shares of common stock of the Company in return for Fasano’s agreeing to, inter alia, waive cash payment in the amount of Eighty-Five Thousand U.S. Dollars (US$85,000) owed by SSTY in connection with the Prior SSTY Owed Balance, and any interest and penalties associated with said US$85,000;

WHEREAS, in March 2006, SSTY acquired the controlling interest and shares in and of OnTV, Inc. (now TPID), which became a subsidiary of SSTY;

WHEREAS, in May 2006, OnTV, Inc. spun out from SSTY and ceased being a subsidiary of SSTY and renamed itself TPID;

WHEREAS TPID has agreed to assume all obligations required of SSTY under, inter alia, the March 21, 2006 SSTY-Fasano Agreement on the terms and conditions set forth in this Amendment;

              NOW, THEREFORE, in consideration of the payments and other benefits as set forth herein, the mutual covenants and promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Subject to and in accordance with the terms and conditions of this Amendment, TPID agrees to assume any and all obligations, terms, and conditions under the March 21, 2006 SSTY-Fasano Agreement applicable to SSTY.

2.

Cash Payments.  Subject to the terms and conditions of this Amendment, TPID agrees to make the following cash payments to Fasano in connection with the Prior SSTY Owed Balance:

(a).

A cash payment in the amount of One Hundred Thousand U.S. Dollars (US$100,000) by January 31, 2007; and

(b).

A cash payment in the amount of One Hundred Eighty-Five Thousand U.S. Dollars (US$185,000) by March 31, 2007.

3.

Issuance of Restricted Common Stock.  Subject to the terms and conditions of this Amendment, in return for Fasano’s agreeing to, inter alia, waive cash payment in the amount of Eighty-Five Thousand U.S. Dollars (US$85,000) owed by SSTY in connection with the Prior SSTY Owed Balance, and any interest and penalties associated with said US$85,000, TPID shall issue to Fasano Six Million (6,000,000) restricted shares of common stock of the Company.

4.

Penalties and Interest.  Subject to the terms and conditions of this Amendment, TPID shall pay Fasano by June 30, 2007 the sum of Thirty-Four Thousand Four Hundred and Ten U.S. Dollars (US$34,410) only, in penalties and interest arising from SSTY’s obligations and defaults under the SSTY-ONTV Acquisition-Related Agreements, as computed below:

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(a).

US$19,000, representing interest at 10% simple interest per annum accrued with respect to US$285,000 owed by SSTY from May 2006 (when the entire unpaid amount was immediately due and payable due to SSTY’s default) to January 31, 2007, as set forth in the SSTY-Fasano March 21, 2006 Agreement (the “Pre-January 31, 2007 Interest”);

(b).

US$11,000, representing the collection expenses incurred by Fasano prior to January 31, 2007 (“Collection Costs”), as set forth in the SSTY-Fasano March 17, 2006 Agreement;

(c).

US$1,250, representing interest at 10% simple interest per annum accrued with respect to the Pre-January 31, 2007 Interest and Collection Costs from February 1, 2007 to June 30, 2007; and

(d).

US$3,160, representing (i) interest at 10% simple interest per annum accrued from February 1, 2007 to March 31, 2007 with respect to the $185,000 to be paid by TPID under this Amendment on March 31, 2007 (the “$185,000-Related Interest”) and (ii) interest at 10% simple interest per annum accrued from April 1, 2007 to June 30, 2007 with respect to the $185,000-Related Interest.

3.

Upon payment in full of the Prior SSTY Owned Balance, Fasano shall deliver to TPID’s counsel any and all remaining shares owed under the March 21, 2006 SSTY-Fasano Agreement.

4.

Any and all unpaid portions of any payments due under this Amendment shall accrue simple annual interest at twenty-five percent (25%), simple, annual interest (or the highest permissible interest rate allowed in Pennsylvania, New York, Delaware, and/or Florida).

5.

All other provisions of the March 21, 2006 SSTY-Fasano Agreement not amended by this Amendment shall remain in full force and effect.  Notwithstanding anything herein to the contrary, SSTY will remain jointly and severally liable with TPID for the ONTV Penalties.

6.

Subject to the terms and conditions of this Amendment, in consideration of the payments and undertakings described above and in further consideration which is hereby acknowledged, Fasano hereby releases and forever discharges SSTY and TPID, their predecessors, successors, assigns, affiliated companies, shareholders, administrators, partners, officers, directors, employees, agents and attorneys from any and all claims and causes of action whatsoever, known or unknown, foreseen or unforeseen, which any party has or may have by reason of any matter, cause or thing whatsoever, arising from the March 21, 2006 SSTY-Fasano Agreement and the ONTV Acquisition, from the beginning of the world to the day of this Agreement, other than those obligations set forth herein.

7.

This Amendment contains the entire Agreement and understanding between the Parties, and supersedes all prior agreements and understandings between the Parties. This Amendment shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the Parties. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date and year first above written.

TRUE PRODUCT ID, INC.

By: __________________________________

RICHARD A. BENDIS

CEO & President

SURE TRACE SECURITY CORPORATION

By: __________________________________

MICHAEL M. CIMINO

President

______________________________________

DANIEL M. FASANO

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